EXHIBIT 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
FIRST BUSEY CORPORATION
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Share[2]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value, issuable under the First Busey Corporation Second Amended 2020 Equity Incentive Plan	Other	2,100,000	$26.50	$55,650,000.00	$0.0001381	$7,685.27
	Total Offering Amounts					$55,650,000.00		7,685.27
	Total Fee Offsets							—
	Net Fee Due							$7,685.27
1.Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional shares of common stock, $0.001 par value (the "Common Stock") of First Busey Corporation (the "Registrant") that may become issuable under the First Busey Corporation Second Amended 2020 Equity Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
2.Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of shares of Common Stock as reported on the Nasdaq Global Select Market on May 20, 2026.